Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 27, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholder of Wilshire Variable Insurance Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
December 11, 2008